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                                                                    EXHIBIT 2.1

                                                            English Translation


                                OPTION AGREEMENT


                                    BETWEEN


Applied Analytical Industries, Inc.
1206 North 23rd Street
Wilmington, NC 28405
U.S.A.
                                                                         ("AAI")

and

My Asset Management GmbH
(Future name: Applied Analytical Industries Deutschland GmbH)
c/o Shearmen & Sterling
CouvenstraBe 8, 40211 Dusseldorf
Germany
                                                                       ("NewCo")

                                                             - ON THE ONE SIDE -


                                     A N D


Friedrich Herzog von Wurttemberg
Schloss
88045 Friedrichshafen
Germany
                                                               (the "Hofkammer")

                                                           - ON THE OTHER SIDE -




(AAI, NewCo and the Hofkammer are hereinafter collectively referred to as the "Parties".)

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TABLE OF CONTENTS


Directory of Annexes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

Introduction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

1        Call Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

2        Financial Commitments by the Hofkammer Towards NewCo . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

3        Financial Commitments by AAI Towards Hofkammer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

4        Lease Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

5        Prior Agreements; Distribution of Escrow Funds; Option Fee . . . . . . . . . . . . . . . . . . . . . . . . .  11

6        Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12



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DIRECTORY OF ANNEXES

Annex 1.3 - Purchase Agreement

Annex 4.1 - Lease Agreement



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INTRODUCTION

A. Since May 10, 1995, the Hofkammer is holding a limited partnership interest of DM 1,500,000 representing 75% of the limited liability capital in L.A.B. Gesellschaft fur pharmakologische Untersuchungen mbH & Co., Neu-Ulm ("L.A.B."). Since July 31, 1995, the Hofkammer is holding three shares with an aggregate nominal value of DM 50,000 in L.A.B. GmbH & Co. KG's general partner, L.A.B. Verwaltungsgesellschaft mbH, Neu-Ulm (the Partner GmbH ), representing all of the share capital of the Partner GmbH. Before that time the Hofkammer did not hold any interest in either L.A.B. or the Partner GmbH. The Hofkammer's sole aim in acquiring these interests was to secure for the time being L.A.B. as a going concern including the preservation of jobs and thereby avoiding the loss of its own claims against L.A.B., including payment of outstanding rent. Hofkammer was not active in the business of L.A.B., nor will be in the future and wishes therefore to sell its interests in L.A.B. and the Partner GmbH.

B. AAI is active in the same business as L.A.B. and intends to expand its operations in Europe. AAI therefore is interested to purchase the aforementioned interests of Hofkammer.

C. On May 28, 1996 the Parties entered into an Exclusive Option Agreement which was notarized by Notary Dr. Patrick Wamister in Bale on July 8, 1996. This Exclusive Option Agreement granted AAI a six-month exclusive option period which in the meantime was extended until December 9, 1996. Under such agreement AAI was entitled to request that Hofkammer sells its interests in the Partner GmbH and L.A.B., which interests at the time of such sale would represent all of its interests in and to L.A.B. and the Partner GmbH (the "Transaction"). By letter agreement dated December 9, 1996, the Hofkammer granted to AAI exclusivity for a period until December 24, 1996.

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In consideration thereof, the Parties agree as follows:



1        CALL OPTION

         1.1 The Hofkammer hereby irrevocably grants to NewCo, subject to the terms and conditions stated hereinafter, an option (the "Call Option") to require the Hofkammer to sell to NewCo

                 (i) all outstanding shares in the Partner GmbH representing a total nominal capital (Stammkapital) of DM 50,000 (the "GmbH Shares") and,

                 (ii) all of Hofkammer's partnership interest in L.A.B. representing today a 75% participation in L.A.B., with a registered limited liability amount (Haftkapital) of DM 1,500,000 (the "L.A.B. Partnership Interest"),

                 (The GmbH Shares and the L.A.B. Partnership Interest are hereinafter collectively referred to as the "L.A.B. Interests".)

         1.2 NewCo may only exercise the Call Option until January 2, 1997 (the Call Option Period ). For the purpose of executing the Call Option, the Hofkammer hereby irrevocably offers to NewCo to sell the L.A.B. Interests within the Call Option Period by accepting the offer of the Hofkammer by notarial deed. NewCo shall give a notice to the Hofkammer promptly after having accepted the offer.

         1.3 The purchase of the L.A.B. Interests by NewCo pursuant to the exercise of the Call Option shall take place pursuant to the purchase agreement attached as Annex 1.3 (the "Purchase Agreement"). Such Purchase Agreement shall become effective on January 1, 1997, 00:00 o'clock or on December 31, 1996, 23:59
                 o'clock, at the choice of NewCo (the "Effective Date").

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         1.4     Any exercise of the Call Option by NewCo shall in no way
                 constitute a waiver of any warranty rights or otherwise affect any rights of NewCo under the Purchase Agreement unless specifically otherwise stipulated.


2        FINANCIAL COMMITMENTS BY THE HOFKAMMER TOWARDS NEWCO

         In case the Call Option is validly exercised and NewCo pays the Purchase Price under clause 4.2 (i) of the Purchase Agreement, the Hofkammer herewith agrees as part of a global finacial reorganization (Sanierung)

                 (i) to waive all of its claims against L.A.B. or against any other company of L.A.B. (the "L.A.B. Group") with effect as of the day preceding the Effective Date except for an amount of DM 2,928,000 plus V.A.T. if applicable (the "Hofkammer Entitlement") which is part of the Purchase Price under the Purchase Agreement,,

                 (ii) that neither L.A.B. nor any other company of the L.A.B. Group shall make any payments for outstanding rent or otherwise to the Hofkammer after November 26, 1996, and that Hofkammer shall reimburse to NewCo any excess payments received thereafter, if any, plus interest in an amount of 5.5% p.a.

3        FINANCIAL COMMITMENTS BY AAI TOWARDS HOFKAMMER

         In case the Call Option is validly exercised, AAI herewith guarantees that NewCo will pay the full amount of the purchase price as stated in clause 4 of the Purchase Agreement. Upon request AAI shall provide to Hofkammer a bank guarantee of a German bank of Hofkammer's choice securing outstanding payments of the Purchase Price, provided that Hofkammer bears the cost of such a bank guarantee.

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4        LEASE AGREEMENT

         4.1 If the Call Option is validly exercised and NewCo pays the Purchase Price under clause 4.2 (i) of the Purchase Agreement, the Hofkammer and NewCo will take responsibility that the Hofkammer Grundstucksgesellschaft GBR mbH and L.A.B. shall amend the current two lease agreements relating to the head offices of L.A.B. (the "Property") which are attached as Annex
                 4.1 (the Lease Agreements) as follows with effect as of the Effective Date (the "Lease Commencement Date"):

                 4.1.1 The term of the Lease Agreements shall unitarily end five years after the Lease Commencement Date. L.A.B. has an option to extend the Lease Agreements for one additional period of five years. Such option to be exercised by written notice to the Hofkammer Grundstucksgesellschaft GBR mbH at least 18 months before expiration of the first five-year term.

                 4.1.2 As of the Lease Commencement Date the aggregate yearly rent due for the first three years under the Lease Agreements shall amount to DM 1,000,000 plus V.A.T., payable on a monthly basis not later than on the 15th of each month. After the third anniversary of the Lease Commencement Date, such rent shall be adjusted to market conditions in the Ulm area, if possible on the basis of comparable properties at comparable locations. In determining such market rent any structural measures and installations financed by the lessor which increase the value of the Property shall be taken into consideration when fixing the rent, but it shall not include improvements financed by the lessee. In each such case, any rent adjustment will be implemented on a forward looking basis only.

                          In case L.A.B. and the Hofkammer
                          Grundstucksverwaltungsgesellschaft cannot agree on such adjustment of the rent, the amount of the rent shall be determined by a pub-
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                          licly sworn expert to be jointly commissioned by the
                          Parties who shall act as an appraiser
                          (Schiedsgutachter) in the meaning of sect. 317 Civil Code (BGB). The appraiser's determination shall be binding. If the Parties are unable to agree on such an appraiser, then he/she shall be appointed by the President of the Ulm Chamber of Industry and Commerce after hearing of the parties. The costs of the appraisal shall be borne by the Parties in accordance with sect. 91 Civil Procedure Act (ZPO).

                          The rent adjusted as described shall be applicable until the end of the first five-year term. If L.A.B. exercises the option for another five-year term, the rent for such additional term shall be determined by the same procedure as described in clause 4.1.2, second sentence, above, including a customary index clause.

                 4.1.3 In case that more than 50% of the property is destroyed or otherwise not useable as intended, L.A.B. may terminate the Lease Agreements with immediate effect and is in any case entitled to reduce the rent adequately.

                 4.1.4 All other terms of the Lease Agreements shall remain in full force and effect. In the event of differences between the two lease agreements, the one dated October 22, 1992/January 4, 1993 shall prevail.

         4.2 Any rent owed by L.A.B. pursuant to clause 4.1 is herewith guaranteed by NewCo. For this purpose AAI declares the following:

                 NewCo is a wholly owned subsidiary of AAI. NewCo is entrusted with all of the activities of AAI in Germany. AAI intends to continue to control NewCo and to entrust NewCo with its future business activities in Germany. If AAI decides to cause changes with respect to the control of NewCo and/or NewCo's entrustment with AAI's business activities in Germany, AAI will give the Hofkammer prior written notice upon which the Hofkammer and AAI will
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                 agree on a solution which is comparable for the Hofkammer with the situation as mentioned in the first two sentences.

         4.3 AAI and the Hofkammer shall procure that L.A.B. and Hofkammer Grundstucksgesellschaft GBR mbH shall execute as soon as possible a new lease agreement in due form reflecting the terms of this clause 4. As part of such new lease agreement the Hofkammer shall procure NewCo or its assignee one option to acquire of the three buildings presently used by L.A.B. and the underlying land. The conditions for such purchase shall be based on market value; such option to be registered at the land register (Grundbuch). In case the parties cannot agree on market value, an independent expert acting as an appraiser shall determine such market conditions. Until said option is duly registered Hofkammer shall take responsibility that the property will not be sold or otherwise transferred to a third party.


5        Prior Agreements; Distribution of Escrow Funds; Option Fee

         5.1 This Agreement supersedes in its entirety the Exclusive Option Agreement, except for the Escrow Agreement which is part of the Exclusive Option Agreement and which will remain in full force and effect.

         5.2 It is understood that in case the Call Option is not validly exercised, the Hofkammer is obliged to agree that the Escrow Fund as defined in the Escrow Agreement including interest shall be distributed to AAI, except for an amount in the equivalent of $15,000 (currency value as of the Effective
                 Date); such amount to be regarded as an option fee for the Hofkammer as consideration for the granting of the Call Option hereunder.

         5.3 In case that the Call Option is validly exercised, AAI is obliged to agree that the Escrow Fund shall be distributed to the Hofkammer as satisfaction of the purchase price stated under clause 4.2 (i) of the Purchase Agreement.
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6        MISCELLANEOUS

         6.1 In case the Call Option is validly exercised, only NewCo is entitled and obliged to inform the Partner GmbH about the transfer of the GmbH Shares pursuant to sect. 16 (1) Limited Corporation Act (GmbHG).

         6.2 Each Party shall bear its own costs and expenses in connection with the negotiation, preparation and implementation of this Agreement with the exception of notarial and court costs and similar charges which shall be shared equally between the Parties. Transfer taxes will be borne by NewCo.

         6.3 If any of the provisions contained in this Agreement are or become invalid or impracticable for any reason, including by virtue of the omission of any other provision, the validity of the remaining provisions shall remain unaffected. The invalid or impracticable provision shall be substituted or supplemented by provisions that ensure the economic purpose of the invalid or impracticable provision as far as possible.

         6.4 Unless otherwise specified in this Agreement, all notices and other communications hereunder shall be in writing and in English.

                          IF TO THE HOFKAMMER:
                                Hofkammer des Hauses Wurttemberg
                                - Direktion -
                                SchloB
                                88045 Friedrichshafen
                                Fax (+49-7541) 307-126

                          IF TO NEWCO:
                                Applied Analytical Industries Deutschland GmbH c/o Shearman & Sterling
                                CouvenstraBe 8
                                40211 Dusseldorf
                                Fax (+49-211) 1 78 88-88
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                          IF TO AAI:
                                Applied Analytical Industries, Inc.
                                attn. General Counsel
                                5051 New Centre Drive
                                Wilmington, NC 28403
                                U.S.A.
                                Fax: (+1-910) 392-6557

                 6.5 All Annexes in this Agreement are considered a part hereof.

                 6.6 Each of the Parties shall execute and deliver all such further documents and agreements and do such further acts as are reasonably required hereby and are not inconsistent with any other provisions of this Agreement.

                 6.7 The Parties agree to keep confidential all information obtained in connection with this Agreement and its performance as long as and to the extent that it has not been made known to the public without fault of any of the Parties. If this Agreement is terminated for any reason, this confidentiality obligation shall remain in effect indefinitely.

                 6.8 Neither this Agreement nor any right hereunder may be assigned without the prior written consent of the other Parties unless specifically stated otherwise. Any attempt to assign any right hereunder without such approval will be void unless it is an assignment or transfer by operation of law. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of, and is enforceable by the Parties and their respective successors and assignees.

                 6.9 Each Party shall execute any further legal acts which are required to achieve the goal of this agreement. This also includes that the Hofkammer, upon request, will render all necessary statements so that for the Buyer no undesirable consequences will result from the exclusion of the Jaegers agreed on by the shareholders' meeting. This clause 6.9 contains no financial commitments for either Party.

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                 6.10     This Agreement shall be governed by the laws of the
                          Federal Republic of Germany. The exclusive place of jurisdiction is Frankfurt am Main.


IN WITNESS THEREOF, this public deed and the Annexes have been read out in their entirety in the presence of the appeared persons and in my presence. After reading, this public deed and the Annexes have been found to be correct and approved. After that the appeared persons have signed the public deed in my presence, thereupon I, the notary public, have also signed this public deed and affixed my official seal.


BALE, this 23rd (twenty-third) day of December 1996 (nineteen hundred and ninety-six)


[Signatures and seal of notary public.]